EXHIBIT 10.6

October 21, 2004

Gloria Tsi-Yie Lee, M.D., Ph.D.
237 Delphi Circle
Los Altos, CA 94022

Dear Ms. Lee:

This letter (the “Letter”) shall confirm our understanding as to the terms of your employment as a Vice President of Clinical Development for Cougar Biotechnology, Inc. (“Cougar”) should you accept a position with Cougar.

1.
You shall receive an annual base salary equal to $310,000 (the “Base Salary”), payable in accordance with Cougar’s normal payroll practices. Your employment shall commence on November 15, 2004 (the “Commencement Date”).

2.
At the sole discretion of the Board of Directors of Cougar, you may receive an additional annual bonus (the “Discretionary Bonus”) in an amount up to 40% of your base salary, based upon your performance on behalf of Cougar during the prior year. The Discretionary Bonus shall be payable on the anniversary of the Commencement Date, either as a lump-sum payment or in installments as determined by the Board of Directors of Cougar in its sole discretion. In addition, the Board of Directors of Cougar shall annually review the Bonus to determine whether an increase in the amount thereof is warranted.

3.
As additional compensation for the services to be rendered by you pursuant to this Agreement, Cougar shall grant you stock options (“Stock Options”) to purchase 200,000 shares of Cougar’s common stock, par value $0.001 per share (the “Common Stock”) at an exercise price equal to $1.50. The Stock Options shall be governed by Cougar’s 2003 Stock Option Plan and shall vest, if at all, in two equal installments, on each of the first two anniversaries of the Commencement Date. In connection with such grant, you shall enter into Cougar’s standard stock option agreement, which will incorporate the foregoing vesting schedule.

4.	Upon execution of this Letter, you shall receive a bonus of $37,500.

5.
Upon execution of this letter, you shall receive an advance payment of $96,000 (the “Advance”); provided, however, that should your employment with Cougar be terminated prior to the first anniversary of the Commencement Date, you agree to return the entire Advance to Cougar; provided further that should your employment with Cougar be terminated subsequent to the first anniversary, but prior to the second anniversary, of the Commencement Date, you agree to return $48,000 of the Advance to Cougar. Should your employment with Cougar continue for 2 years, or longer, you shall not be obligated to return any portion of the Advance to Cougar.

6.
You shall be reimbursed for all of your pre-approved out-of-pocket expenses incurred in connection with Cougar business. Cougar will also reimburse you for your relocation expenses, up to an amount of $20,000, provided, however, that should your employment with Cougar be terminated prior to the first anniversary of the Commencement Date, you agree to return any amount received from Cougar as reimbursement for such relocation.

7.	You will be entitled to participate in the group medical coverage pursuant to the group policy of Cougar Biotechnology, Inc.

8.	Your employment shall be on an at-will basis and will be subject to, and you will be required to sign (a) Cougar’s employee manual and (b) a confidentiality, inventions and non-compete agreement.

If you find the foregoing arrangement acceptable and believe that the foregoing accurately summarizes our understanding, please kindly so indicate by executing and dating the attached copy of this Letter in the space provided and returning a copy to me.

                Very truly yours,

COUGAR BIOTECHNOLOGY, INC.

/s/ Alan H. Auerbach
Chief Executive Officer

Agreed and Accepted:

/s/ Gloria Tsi-Yie Lee,
Name: M.D., Ph.D.